Exhibit 99.1

NEWS RELEASE	#18-6

CARBO® Announces First Quarter 2018 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (April 26, 2018) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the first quarter of 2018.

•	Revenue for the first quarter of 2018 of $49.4 million, an increase of 42% year-on-year, resulting from strong revenue growth in all three business sectors; oilfield, industrial and environmental.
•	Cash balance of approximately $70 million as of March 31, 2018; expect to maintain a strong cash balance.
•	Revenue growth contributed to a strong Adjusted EBITDA incremental margin of 42% year-on-year; expect higher incremental margins for the remainder of 2018.
•	Expect strong sequential and year-on-year growth in revenue and Adjusted EBITDA for the second quarter of 2018
•	Management reiterates 2018 full year revenue guidance of approximately $250 million.

CEO Gary Kolstad commented, “We continue to show solid progress on our transformation strategy to diversify our revenue streams and return the company to profitability.  Revenue for the first quarter of 2018 increased 42% year-on-year driven by strong growth in our oilfield and industrial business sectors.  We continue to expand our suite of technologies into other industries to drive future growth.  Our growing top line revenue contributed to a strong Adjusted EBITDA incremental margin of 42% year-on-year.

“Our oilfield technologies continue to exhibit the value they bring clients, as sales volumes increased 20% year-on-year.  The technology products, including KRYPTOSPHERE®, the GUARD® family, CARBOAIR®, and CARBONRT® continue to perform well in the market.  Base ceramic sales volumes increased 12% year-on-year (adjusted for the sale of our Russia ceramic business).

“We, like others, had disruptions in rail service during the quarter, which negatively impacted the volume of frac sand we were able to move out of our Wisconsin facility.  However, we still achieved a large increase in frac sand sales volume due to client demand, as well as the capacity increases we realized from the fourth quarter 2017 start-up of an additional sand operation in the Northeast.  In addition to improving profitability and providing cash flow, frac sand sales drive opportunities to stay in front of our clients to discuss and promote our technologies and the ways that CARBO can add value through technology products and engineered completions.

“At recent industry conferences, E&P operators have highlighted a renewed focus on increasing Estimated Ultimate Recovery (EUR) and improving overall return metrics.  Commentary like this is encouraging, given our position as a hydraulic fracturing technology leader that provides solutions to enhance production at an overall lower total cost per barrel of oil equivalent.

“Momentum is building for continued increases in sales in our industrial sectors, where revenue grew over 70% year-on-year.  We are gaining new clients in several key industrial sectors, including the foundry and grinding sectors.  The new products we introduced late last year have been successful, and we continue to look at new markets for further market penetration.  Contract manufacturing opportunities are materializing ahead of our plan, which is important for

CARBO Ceramics Inc.

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CARBO Ceramics First Quarter 2018 Earnings Release

April 26, 2018

increasing plant utilization and positively impacting profitability.  We are ahead of our plan in growing our contract manufacturing backlog and are in discussions with multiple parties to carry out a number of projects.

“ASSETGUARDTM, our environmental business, is off to a good start this year as revenues for the first quarter of 2018 increased 37% year-on-year.  The increase is largely associated with improving drilling activity levels in the oilfield. However, just as we are doing in our other businesses, we are expanding ASSETGUARD products into other industries,” Mr. Kolstad said.

First Quarter 2018 Results

Revenues for the first quarter of $49.4 million increased 42%, or $14.7 million compared to revenue of $34.7 million in the same period of 2017.  The largest contributors to this increase were frac sand, environmental products, and industrial products.

The year-on-year increase in revenue contributed to an incremental gross margin of 64%.

Operating loss for the first quarter of 2018 improved to $20.2 million as compared to $30.3 million in the same period of 2017, primarily due to increased sales combined with a reduction in certain fixed structural costs, and a decrease in slowing and idling expenses.  Approximately two thirds of the $9.7 million of slowing and idling expenses is non-cash related.

First quarter net cash used in operations improved to $7.1 million compared to $19.1 million in the same period last year.

Technology and Business Highlights

•

KRYPTOSPHERE LD, a highly conductive, low-density proppant, continued to see strong utilization during the quarter in several high profile wells on both land and offshore North and South America.  Clients cited a number of benefits for its increased use, including its higher production, lower decline rates, lower tool erosion and ease of placement.

•

CARBOAIR was successfully pumped in a Marcellus basin horizontal well for a large independent operator.  This new ultra-lightweight proppant technology has 28% lower density than sand, resulting in significantly more volume per pound and exceptional transport characteristics.  The job was executed as designed without any complications and increased the effective fracture dimensions and overall contact area within the reservoir compared to sand and used significantly less frac water for placement.

•

A Permian basin operator analyzed a set of wells that were completed two years ago, where a portion were treated using SCALEGUARD®.  The operator found that the wells treated with SCALEGUARD were still releasing the inhibitor levels as designed.  In addition, the operator visually examined the internal elements of separators from both of these wells, finding the non-SCALEGUARD well separators contained significant scale accumulation while the SCALEGUARD well separators had no scale build-up, thereby lowering lease operating expenses for the operator.

•

SCALEGUARD ULTRA, a new and highly concentrated proppant-delivered scale-inhibiting technology, successfully completed a field trial in the Permian basin. SCALEGUARD ULTRA was mixed with sand during pumping operations, and initial results show the technology is performing as expected.  Additional field trials are planned in the upcoming quarter.

•

In Alaska, a major operator pumped CARBONRT in multiple wells.  CARBONRT identifies near-wellbore proppant placement in various applications without the disposal cost and handling risks of radioactive tracers.  Post treatment logs were used to determine the fracture height compared to predictive models.  This E&P operator

CARBO Ceramics First Quarter 2018 Earnings Release

April 26, 2018

will continue to employ CARBONRT on future jobs to calibrate its fracture models and corresponding log results to help optimize its completion program.
•

CARBONRT ULTRA technology, a highly concentrated traceable proppant, was used for the first time in Argentina on a vertical, discovery well.  The client mixed the traceable proppant with sand and will use CARBONRT ULTRA log analysis to determine fracture height and monitor productivity over the life of the well.

•

Another foundry was converted to ACCUCAST® from silica sand.  The newly established OSHA Permissible Exposure Limits (PEL) to improve worker safety by limiting silica dust exposure continues to drive increased client interest in ACCUCAST as a replacement to silica sand for foundries. By using our high-performance ceramic casting media, foundries can eliminate employees’ exposure to respirable silica dust.  Beyond the improved safety benefits, ACCUCAST media creates castings that are much cleaner than those produced in silica sand and with improved dimensions.  ACCUCAST also significantly lowers total foundry operating cost.

•

CARBO Industrial Technologies added two new products to its CARBOGRIND® offering.  The performance success of the products resulted in the gain of four new international mining clients.   According to the new customers, CARBOGRIND is reducing media consumption up to 50%, greatly improving milling performance, lowering shipping and handling costs and minimizing environmental impact.

•

ASSETGUARD entered the Canadian market.  GROUNDGUARD® and other products are being provided to a multi-sector service company.  This relationship allows ASSETGUARD to expand its geographic market while providing the service company superior products for the execution of their services to their end clients.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We continue to anticipate full year 2018 revenue of approximately $250 million.  Based on the visibility we have today, we believe the second quarter of 2018 will result in increased revenue and operating cash, both sequentially and year-on-year.  All areas of our business are expected to improve in the second quarter of 2018.  Consistent with the results of the first quarter, we expect the continued growth in revenue to result in strong Adjusted EBITDA incremental margins year-on-year.

“There are a number of oilfield ceramic technology jobs scheduled for the second and third quarters of 2018, including several KRYPTOSPHERE HD jobs.

“The first quarter witnessed some modest pricing gains in base ceramic both sequentially and year-on-year.  Although base ceramic sales volumes remain at historical lows, 2018 sales volumes are tracking ahead of 2017.

“With our Northeast sand project ramping up, we have expanded our frac sand capacity to approximately 1.4 million tons annually.  We continue to pursue additional opportunities that would increase our frac sand capacity through ‘asset-lite’ business models.

“Sales of our industrial ceramic media and in our contract manufacturing sector should see a strong increase for the second and third quarters of 2018.  During the first quarter of 2018, we increased our sales and business development resources to continue to execute on our industrial growth plans.

“We anticipate continued growth in our environmental business, ASSETGUARD, as product sales continue to grow and we focus on growing sales in industries outside of the oilfield.

“With industry activity expectations for the next two quarters, and a couple of large KRYPTOSPHERE HD jobs having been recently awarded, we are still targeting positive EBITDA for 2018 along with maintaining a strong cash balance,” Mr. Kolstad concluded.

CARBO Ceramics First Quarter 2018 Earnings Release

April 26, 2018

Conference Call

As previously announced, a conference call to discuss CARBO’s first quarter 2018 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10119223

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through May 3rd, 2018 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10119223.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.

CARBO Oilfield Technologies - is a global leader that provides engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.  Oilfield Technologies is the world’s largest producer of high quality ceramic proppant, provides one of the industry’s most widely used fracture simulation software, has proprietary technology that provides fracture diagnostics and production assurance, and offers consulting services for fracture design and completion optimization.  The Company also provides a range of technology solutions for spill prevention and containment.

Its products and services are sold to operators of oil and natural gas wells and to oilfield service companies for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Industrial Technologies - is a leading provider of high-performance industrial ceramic media products that are engineered to increase process efficiency, improve end-product quality and reduce operating costs.

Its products and services are primarily sold to industrial companies that work in manufacturing and mineral processing.

For more information, please visit www.carboceramics.com.

CARBO Ceramics First Quarter 2018 Earnings Release

April 26, 2018

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics First Quarter 2018 Earnings Release

April 26, 2018

	Three Months Ended
	March 31,
	2018	2017
	(In thousands except per share)
Revenues	$49,367	$34,670
Cost of sales (see Cost of Sales Detail table below)	59,382	54,128
Gross loss	(10,015)	(19,458)
SG&A expenses	10,221	10,797
Gain on disposal or impairment of assets	(4)	—
Operating loss	(20,232)	(30,255)
Other expense, net	(2,040)	(1,901)
Loss before income taxes	(22,272)	(32,156)
Income tax expense	—	288
Net loss	$(22,272)	$(32,444)
Loss per share:
Basic	$(0.83)	$(1.22)
Diluted	$(0.83)	$(1.22)
Average shares outstanding:
Basic	26,789	26,607
Diluted	26,789	26,607
Depreciation and amortization	$9,194	$12,430

Cost of Sales Detail	Three Months Ended
(In thousands)	March 31,
	2018	2017
Primary cost of sales	$49,537	$42,025
Slowing and idling production	9,723	11,212
(Gain) loss on derivative instruments	(218)	891
Other charges	340	—
Total Cost of Sales	$59,382	$54,128

Product Sales Volumes (in million lbs)	Three Months Ended
	March 31,
	2018	2017
Ceramic (excluding Russia) *	74	64
Northern White Sand	637	370

*Russian plant sold in September 2017

CARBO Ceramics First Quarter 2018 Earnings Release

April 26, 2018

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended
(In thousands)	March 31,
	2018	2017
Net loss	$(22,272)	$(32,444)
Interest expense, net	2,017	2,088
Income tax expense	—	288
Depreciation and amortization (1)	9,025	11,882
EBITDA	$(11,230)	$(18,186)
Gain on disposal or impairment of assets	(4)	—
Other charges	340	—
(Gain) loss on derivative instruments	(218)	891
Adjusted EBITDA	$(11,112)	$(17,295)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry.

(1)

Depreciation and amortization for the three months ended March 31, 2018 and 2017 excludes $169 and $548, respectively, of amortization of debt issuance costs and debt discount, which is included in interest expense, net, above.

CARBO Ceramics First Quarter 2018 Earnings Release

April 26, 2018

Balance Sheet Information

	March 31,	December 31,
	2018	2017
	(in thousands)
Assets
Cash and cash equivalents	$60,749	$68,169
Restricted cash (current)	5,528	6,935
Other current assets	114,881	120,693
Restricted cash (long-term)	3,857	3,281
Property, plant and equipment, net	315,684	324,186
Goodwill	3,500	3,500
Intangible and other assets, net	12,979	13,834
Total assets	$517,178	$540,598
Liabilities and Shareholders’ Equity
Derivative instruments	$1,933	$2,537
Other current liabilities	37,979	39,894
Deferred income taxes	234	230
Long-term debt and related parties notes payable, net	87,908	87,738
Other long-term liabilities	5,149	4,434
Shareholders’ equity	383,975	405,765
Total liabilities and shareholders’ equity	$517,178	$540,598

Contact:
Mark Thomas, Director, Investor Relations

(281) 921-6458